Exhibit 99.1

Blue Apron Holdings, Inc. Reports Second Quarter 2020 Results

Key Highlights:

●	Net revenue for the second quarter of 2020 increased 10% year over year and 29% on a quarterly sequential basis to $131.0 million largely due to the impact on consumer behavior from the COVID-19 pandemic, as well as the continued execution of the company’s growth strategy.
●	Increased Customers by approximately 20,000 in the quarter.
●	Average Revenue per Customer increased 25% year over year to $331, Orders per Customer increased 17% year over year to 5.4 and Average Order Value increased year over year 5% to approximately $61, all the highest reported levels since prior to 2015.
●	Achieved net income of $1.1 million, or $0.08 diluted earnings per share, and a 148% year-over-year increase in adjusted EBITDA to $11.1 million.
●	Generated operating cash flow of $15.7 million and free cash flow of $14.4 million.

New York, NY – July 29, 2020 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter ended June 30, 2020.

“Blue Apron’s strong second quarter 2020 operating results reflect quarterly sequential and year-over-year double-digit net revenue growth and marked our return to topline growth sooner than expected. We also expect to see year-over-year net revenue growth in the second half of 2020,” said Linda Findley Kozlowski, Blue Apron Chief Executive Officer. “Our progress with our strategic growth plan, together with the increase in demand we saw from the COVID-19 pandemic, resulted in solid and continued year over year growth in key customer metrics, including Average Revenue per Customer, which was above $300 for the first time in more than five years. As a result, we generated strong adjusted EBITDA and free cash flow in the second quarter, which adds financial flexibility for Blue Apron to continue executing our strategic growth plan.”

Second Quarter 2020 Financial Results

●	Net revenue in the second quarter of 2020 increased 10% year-over-year to $131.0 million and increased 29% on a quarterly sequential basis. The increase in net revenue was primarily due to an increase in Orders per Customer and Average Order Value during the three months ended June 30, 2020, as changes in consumer behavior largely due to the COVID-19 pandemic drove customers to order more frequently and add more meals per order.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue decreased 60 basis points year-over-year from 60.0% to 59.4% primarily driven by decreases in shipping and fulfillment packaging costs due to pricing improvements and increased use of more cost-effective fulfillment packaging, and a reduction in food and product packaging driven by improved planning and process-driven strategies, partially offset by an increase in labor costs largely due to increased usage of higher-priced temporary labor, as well as wage increases and attendance bonuses put in place as incentives for frontline workers to increase fulfillment center capacity in response to the COVID-19 pandemic.
●	Marketing expenses were $11.6 million, or 8.8% as a percentage of net revenue, in the second quarter of 2020, compared to $9.7 million, or 8.2% as a percentage of net revenue, in the second quarter of 2019, as the company reaccelerated its marketing efforts, including an increased focus on brand awareness.

●	Product, technology, general and administrative (PTG&A) expenses decreased 7% year-over-year from $35.1 million in the second quarter of 2019 to $32.5 million in the second quarter of 2020, reflecting the company’s continued focus on expense management, optimization of its cost structure and, in part, savings realized from the Arlington facility closure in May 2020.
●	Net income was $1.1 million and diluted earnings per share was $0.08, in the second quarter of 2020, based on 14.0 million weighted-average common shares outstanding-diluted, compared to a net loss of $7.7 million and diluted loss per share of $0.59, in the second quarter of 2019, based on 13.0 million weighted-average common shares outstanding-diluted. Sequentially, net income improved $21.2 million quarter-over-quarter from a net loss of $20.1 million in the first quarter of 2020.
●	Adjusted EBITDA increased 148% year-over-year to $11.1 million in the second quarter of 2020, compared to $4.5 million in the second quarter of 2019. Sequentially, adjusted EBITDA improved by $16.9 million quarter-over-quarter from a loss of $5.8 million in the first quarter of 2020.

Key Customer Metrics

●	Key customer metrics included in the chart below reflect the company’s deliberate marketing investments while executing on strategic priorities, as well as trends of the business and seasonality.

	Three Months Ended,
	June 30,	March 31,	June 30,
	2020	2020	2019
Orders (in thousands)	2,152	1,763	2,048
Customers (in thousands)	396	376	449
Average Order Value	$60.88	$57.68	$58.16
Orders per Customer	5.4	4.7	4.6
Average Revenue per Customer	$331	$271	$265

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Liquidity and Capital Resources

●	Cash and cash equivalents were $45.4 million as of June 30, 2020.
●	Cash generated from operating activities totaled $15.7 million for the second quarter of 2020 compared to cash used in operating activities of $2.9 million in the second quarter of the prior year, reflecting increased net income and working capital management.
●	Capital expenditures totaled $1.2 million for the second quarter of 2020, or $0.1 million higher than the second quarter of 2019.
●	Free cash flow was $14.4 million for the second quarter of 2020 driven by the improvement in operating cash flow, compared to negative free cash flow of $(4.0) million in the second quarter of 2019.
●	As the company announced in February, its board of directors continues to evaluate a broad range of strategic alternatives to maximize shareholder value, including to support the execution of the company’s growth strategy.

Third Quarter 2020 Outlook

Blue Apron today provided an outlook for certain third quarter 2020 financial metrics, reflecting certain assumptions regarding the company’s business, trends, historical seasonal factors, and the continuing impact of

COVID-19 on its business, including as a result of changes in consumer behavior and grocery alternatives. Further, the following guidance assumes that the company will not experience any significant disruptions in its fulfillment operations or supply chain as a result of the COVID-19 pandemic.

For the third quarter, the company expects net revenue will grow year over year to approximately $112.0 million, or approximately 13%, compared to prior year. Assuming similar historical seasonal demand and cost trends, the company expects to incur a net loss of no more than $18.0 million and an adjusted EBITDA loss of no more than $8.0 million.

Update on COVID-19 Pandemic Impact on Blue Apron’s Business

Throughout the second quarter of 2020, Blue Apron experienced a significant increase in demand for its meal kits largely as a result of changes to consumer behavior in response to the COVID-19 pandemic. In order to meet the increased demand, during the second quarter of 2020 the company took action to increase capacity at its fulfillment centers, including hiring new employees, increasing wages for frontline workers, and temporarily reducing menu options, which limits the need to change production lines and allows for more time to pack meal kits. During the COVID-19 pandemic, Blue Apron has experienced hiring and attendance challenges similar to other companies. As a result, the company has, from time to time, closed some weekly offering cycles early and delayed the launch of certain new products. At the same time, the company has implemented a variety of safety measures following federal, state, and local guidelines at its fulfillment centers.

Management continues to monitor the impact of the COVID-19 pandemic on the company’s business, including changes to consumer behavior relating to cooking at home. While the company believes that a portion of the demand increase it has experienced over the last few months can be sustained through the end of this year and potentially beyond, this will likely occur at varying levels as the impact of the pandemic changes over time.

Conference Call and Webcast

Blue Apron will hold a conference call and webcast today at 8:30 a.m., Eastern Time to discuss its second quarter 2020 results and business outlook. The conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506, utilizing the conference ID 9343623. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Wednesday, August 5, 2020 by dialing (877) 344-7529 or (412) 317-0088, utilizing the conference ID 10145320.

About Blue Apron

Blue Apron’s mission is to make incredible home cooking accessible to everyone. Launched in 2012, Blue Apron is reimagining the way that food is produced, distributed, and consumed, and as a result, building a better food system that benefits consumers, food producers, and the planet. Blue Apron has developed an integrated ecosystem that enables the company to work in a direct, coordinated manner with farmers and artisans to deliver high-quality products to customers nationwide at compelling values.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-

looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company achieving its expectations with regards to its expenses and net revenue, its ability to maintain and grow adjusted EBITDA and to achieve or maintain profitability, the sufficiency of the company’s cash resources, the company’s need for additional financing, its ability to effectively manage expenses and cash flows, and its ability to remain in compliance with the financial and other covenants under the company’s indebtedness; its ability, including the timing and extent, to obtain additional financing and sufficiently manage costs and to fund investments in operations in amounts necessary to support the execution of the company’s growth strategy; its ability, including the timing and extent, to successfully execute the company’s growth strategy, cost-effectively attract new customers and retain existing customers, and to expand its direct-to-consumer product offerings; its ability to sustain the increase in demand resulting from the COVID-19 pandemic and to retain new customers; any material and adverse impact of the COVID-19 pandemic on the company’s operations and results, including as a result of the loss of adequate labor, whether as a result of heightened absenteeism or challenges in recruiting and retention or otherwise, prolonged closures, or series of temporary closures, of one or more fulfillment centers and supply chain or carrier interruptions or delays; changes in consumer behaviors that could lead to declines in demand, both as COVID-19 stay-at-home orders and restaurant and other restrictions are lifted to varying degrees across the United States, and/or consumer fears dissipate, and/or as a result of the COVID-19 pandemic’s impact on financial markets and economic conditions, including on consumer spending habits; its ability to identify, consummate and realize the anticipated benefits of strategic alternatives and the structure, terms and specific risks and uncertainties associated with any such potential strategic alternatives; achieving its expectations regarding the benefits and expected costs and charges associated with the company’s closure of its Arlington, Texas fulfillment center; its ability to maintain and grow the value of the company’s brand and reputation; its expectations regarding, and the stability of, its supply chain, including potential shortages or interruptions in the supply or delivery of ingredients, as a result of COVID-19 or otherwise; its ability to maintain food safety and prevent food-borne illness incidents; its ability to accommodate general changes in consumer tastes and preferences or in consumer spending; its ability to effectively compete; its ability to attract and retain qualified employees and key personnel in sufficient numbers; its ability to comply with modified or new laws and regulations applying to its business; risks resulting from its vulnerability to adverse weather conditions, natural disasters and public health crises, including pandemics; its ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on February 18, 2020, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on April 29, 2020, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 to be filed with the SEC, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, other income (expense), net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes other operating expense, as other operating expense represents non-cash impairment charges on long-lived assets, a non-cash gain, net of termination fee, on lease termination, and restructuring costs;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

Use of Key Customer Metrics

This press release includes various key customer metrics that we use to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance, and make strategic decisions. You should read these metrics in conjunction with our financial statements. We define and determine our key customer metrics as follows:

Orders

We define Orders as the number of paid orders by our Customers across our meal, wine and market products sold on our e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

We determine our number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across our meal, wine or market products sold on our e-commerce platforms in a given reporting period.

Average Order Value

We define Average Order Value as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

We define Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

We define Average Revenue per Customer as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

press@blueapron.com

Investor Contact

investor.relations@blueapron.com

aprn@jcir.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45,430	$43,531
Accounts receivable, net	209	248
Inventories, net	21,126	25,106
Prepaid expenses and other current assets	10,994	8,864
Total current assets	77,759	77,749
Property and equipment, net	133,223	181,806
Other noncurrent assets	4,550	6,510
TOTAL ASSETS	$215,532	$266,065
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$26,272	$23,972
Accrued expenses and other current liabilities	26,478	30,366
Deferred revenue	6,966	6,120
Total current liabilities	59,716	60,458
Long-term debt	53,828	53,464
Facility financing obligation	35,976	71,689
Other noncurrent liabilities	12,143	12,455
TOTAL LIABILITIES	161,663	198,066
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	53,869	67,999
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$215,532	$266,065

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net revenue	$131,040	$119,166	$232,897	$261,056
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	77,868	71,473	138,506	154,177
Marketing	11,561	9,713	26,593	23,947
Product, technology, general, and administrative	32,493	35,118	66,710	74,266
Depreciation and amortization	6,175	8,372	12,928	16,976
Other operating expense	269	—	3,467	230
Total operating expenses	128,366	124,676	248,204	269,596
Income (loss) from operations	2,674	(5,510)	(15,307)	(8,540)
Interest income (expense), net	(1,541)	(2,226)	(3,696)	(4,458)
Income (loss) before income taxes	1,133	(7,736)	(19,003)	(12,998)
Benefit (provision) for income taxes	(19)	(12)	(28)	(25)
Net income (loss)	$1,114	$(7,748)	$(19,031)	$(13,023)

Net income (loss) per share – basic	$0.08	$(0.59)	$(1.42)	$(1.00)
Net income (loss) per share – diluted	$0.08	$(0.59)	$(1.42)	$(1.00)
Weighted average shares outstanding – basic	13,432,872	13,034,913	13,369,338	13,007,558
Weighted average shares outstanding – diluted	13,999,755	13,034,913	13,369,338	13,007,558

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(19,031)	$(13,023)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	12,928	16,976
Loss (gain) on disposal of property and equipment	—	252
Loss (gain) on build-to-suit accounting derecognition	(4,936)	—
Loss on impairment	7,603	—
Changes in reserves and allowances	(493)	(1,035)
Share-based compensation	4,249	4,457
Non-cash interest expense	364	250
Changes in operating assets and liabilities	2,385	(5,659)
Net cash from (used in) operating activities	3,069	2,218
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,840)	(2,824)
Proceeds from sale of property and equipment	113	123
Net cash from (used in) investing activities	(2,727)	(2,701)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of debt issuance costs	—	(24)
Proceeds from exercise of stock options	483	94
Principal payments on capital lease obligations	(117)	(120)
Net cash from (used in) financing activities	366	(50)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	708	(533)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	46,443	97,307
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$47,151	$96,774

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$1,114	$(20,145)	$(7,748)
Share-based compensation	2,009	2,240	1,622
Depreciation and amortization	6,175	6,753	8,372
Other operating expense	269	3,198	—
Interest (income) expense, net	1,541	2,155	2,226
Provision (benefit) for income taxes	19	9	12
Adjusted EBITDA	$11,127	$(5,790)	$4,484

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$15,673	$(2,920)	$3,069	$2,218
Purchases of property and equipment	(1,229)	(1,090)	(2,840)	(2,824)
Free cash flow	$14,444	$(4,010)	$229	$(606)

Third Quarter 2020 Outlook

Three Months Ended
September 30, 2020
Low
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(18,000)
Share-based compensation	2,000
Depreciation and amortization	6,500
Interest (income) expense, net	1,500
Provision (benefit) for income taxes	0
Adjusted EBITDA	$(8,000)